EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES RESULTS FOR THE
THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014

Las Vegas, NV - November 13, 2014 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the three-month and nine-month periods ended September 30, 2014.

Third Quarter 2014 Financial Summary

Consolidated Results

The Company recorded net revenue from continuing operations of $99.5 million during the quarter ended September 30, 2014, compared to net revenue from continuing operations of $99.1 million during the same quarter of 2013, an increase of $0.4 million, or 0.3%. Adjusted EBITDA during the third quarter of 2014 was $12.5 million, compared to $15.7 million during the same quarter of 2013, a decrease of $3.2 million, or 20.4%. Adjusted EBITDA, excluding corporate expense, decreased $1.2 million, or 7.2%.

“I am excited to have recently joined Affinity and be working with the new board in writing the next chapter for the company,” said Michael Silberling, Affinity’s Chief Executive Officer. "Having just completed two full months assessing the strengths of the organization and its opportunities, I am focused on building out the leadership team, applying greater rigor and analytics to our marketing efforts, and establishing best practices in our operations. I am pleased with the smooth transition and professionalism of the Affinity team, and believe we are on a path to improved operating margins and overall performance as we continue to work hard to deliver added value to our business and shareholders”

Segment Results

Nevada – In the Company’s Nevada segment, net revenue decreased $1.2 million, or 2.0%. Casino revenue decreased $1.8 million, or 5.1%, while lodging revenue decreased $0.4 million, or 6.9%. Increases in fuel and retail net revenue of $0.4 million, or 2.3%, and in food and beverage revenue of $0.4 million, or 5.4%, partially offset the decrease in casino revenue and in lodging revenue.

Nevada Adjusted EBITDA decreased $0.4 million, or 7.2%. The Adjusted EBITDA contribution from casino operations decreased $1.0 million, or 7.7%, offset by an increase in the Adjusted EBITDA contribution from fuel and retail operations of $0.2 million, or 8.4%, and a decrease in general and administrative expense of $0.3 million, or 2.4%. During the third quarter, the Company analyzed the effectiveness of its promotional campaigns and refined its marketing programs, resulting in less erosion in Adjusted EBITDA than it experienced during the first two quarters of 2014, an improvement it expects will continue through the fourth quarter.

Midwest – Net revenue from the Company’s Midwest segment increased $1.4 million, or 4.7% when compared to the same quarter in 2013, while Adjusted EBITDA from its Midwest segment increased $0.2 million, or 2.2%. The net revenue increase primarily resulted from focused marketing campaigns and from improved mid-week occupancy at Affinity’s casino hotel in Osceola, Iowa, which drove additional play on the gaming floor. The Company is encouraged by its Midwest properties’ performance during the third quarter because those properties outperformed the market, and it anticipates improved operating margins in the Midwest as it continues to analyze and refine its marketing campaigns.

Colorado – Net revenue from the Company’s Colorado segment increased $0.1 million, or 1.0%. Colorado Adjusted EBITDA decreased $1.0 million, or 39.0%. Despite the decline in Adjusted EBITDA, the Adjusted EBITDA operating margin improved during the third quarter in comparison to the first six months of 2014 as the Company refined its marketing programs, an improvement the Company expects will continue through the fourth quarter.

Corporate Operations

The Company reports its corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributed to reportable segments, net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees during each of the quarters ended September 30, 2014 and 2013. Affinity’s corporate expense, net of share-based compensation, during the third quarter of 2014 was $3.5 million, an increase of $2.0 million, or 128.3%, when compared to the same quarter in 2013. The increase was primarily the result of unusual expense the Company incurred as part of activities that it does not consider part of regular operations. During the third quarter of 2014, such activities included evaluating strategic initiatives, searching for a new CEO and reconstituting the Board of Directors, remediating the recent data breach, and lobbying in association with the industry’s opposition to the Colorado racino initiative. Affinity incurred $1.2 million of unusual expense during the quarter ended September 30, 2014, compared to recording a credit of $0.8 million in the same period of the prior year. During the third quarter of 2013, the Company received insurance reimbursements related to expense it incurred defending against the shareholder litigation, resulting in the credit to expense. Excluding the unusual expense items and share-based compensation, the Company incurred $2.3 million of corporate expense during each of the quarters ended September 30, 2014 and 2013.

Year-to-Date 2014 Financial Summary

Consolidated Results

The Company recorded net revenue from continuing operations of $295.7 million during the nine months ended September 30, 2014, compared to net revenue from continuing operations of $300.5 million during the same period of 2013, a decrease of $4.8 million, or 1.6%. Adjusted EBITDA was $39.2 million during the nine months ended September 30, 2014, compared to $51.7 million during the same period in 2013, a decrease of $12.5 million, or 24.2%. Adjusted EBITDA, excluding corporate expense, decreased $10.9 million, or 18.0%. Results have been most significantly impacted by the continued softness in the regional gaming markets, by the severe winter weather in the first quarter of 2014, and by the constrained discretionary spending of the Company’s target customers. Increased promotional and marketing expense negatively impacted Adjusted EBITDA, particularly in the first two quarters, as aggressive offers designed to increase revenue through additional trips, or increased spend per trip, resulted in margin erosion.

Conference Call Information

Affinity Gaming will be hosting its third quarter 2014 conference call today at 10:00 a.m. Pacific Time (1:00 p.m. Eastern). The conference call number is (888) 600-4861. Please call at least 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A recorded replay of the call will be available at www.affinitygaming.com beginning approximately two hours following the end of the call, and by telephone at (877) 870-5176, passcode 7391828. The recorded replay will be available by telephone through 10:00 p.m. Pacific Time (1:00 a.m. Eastern Time) on November 20, 2014.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Revenue
Nevada [1]	$57,925	$59,086	$173,439	$178,767
Midwest	31,232	29,834	92,336	93,376
Colorado	10,305	10,203	29,878	28,338
Total net revenue	$99,462	$99,123	$295,653	$300,481

Adjusted EBITDA [2]
Nevada	$5,527	$5,959	$19,466	$24,277
Midwest	8,954	8,761	26,110	29,294
Colorado	1,557	2,554	3,971	6,867
Corporate expense and other	(3,520)	(1,542)	(10,395)	(8,788)
Total adjusted EBITDA	$12,518	$15,732	$39,152	$51,650

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino in Las Vegas, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$144,063	$140,857
Face value of long-term debt, excluding capital leases	382,745	391,246

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Capital expenditures
Nevada	$2,433	$2,271	$3,666	$8,254
Midwest	1,338	2,015	2,894	4,040
Colorado	385	2,197	1,021	8,284
Reportable segment capital expenditures	$4,156	$6,483	$7,581	$20,578
Corporate	311	230	591	543
Total capital expenditures	$4,467	$6,713	$8,172	$21,121

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended September 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$5,527	$(3,656)	$—	$(39)	$1,832
Midwest	8,954	(1,913)	—	—	7,041
Colorado	1,557	(1,288)	—	—	269
Corporate and other	(3,520)	(306)	(106)	—	(3,932)
Continuing operations	$12,518	$(7,163)	$(106)	$(39)	$5,210

	Quarter Ended September 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$5,959	$(3,709)	$—	$(2,679)	$(429)
Midwest	8,761	(1,739)	—	—	7,022
Colorado	2,554	(1,312)	—	—	1,242
Corporate and other	(1,542)	(255)	(385)	—	(2,182)
Continuing operations	$15,732	$(7,015)	$(385)	$(2,679)	$5,653

	Nine Months Ended September 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$19,466	$(10,964)	$—	$410	$8,912
Midwest	26,110	(5,621)	—	—	20,489
Colorado	3,971	(3,857)	—	—	114
Corporate and other	(10,395)	(896)	(225)	—	(11,516)
Continuing operations	$39,152	$(21,338)	$(225)	$410	$17,999

	Nine Months Ended September 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$24,277	$(10,880)	$—	$(2,679)	$10,718
Midwest	29,294	(5,215)	—	(3,100)	20,979
Colorado	6,867	(3,710)	—	—	3,157
Corporate and other	(8,788)	(728)	(1,129)	1,459	(9,186)
Continuing operations	$51,650	$(20,533)	$(1,129)	$(4,320)	$25,668

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Dan Foley
ICR
(203) 682-8312
dan.foley@icrinc.com

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